Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and among PACIFIC MERCANTILE BANCORP Costa Mesa, California PACIFIC MERCANTILE BANK Costa Mesa, California and FEDERAL RESERVE BANK OF SAN FRANCISCO San Francisco, California	Docket Nos. 10-070-WA/RB-HC 10-070-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Pacific Mercantile Bancorp, Costa Mesa, California (“Bancorp”), a registered bank holding company, and its subsidiary bank, Pacific Mercantile Bank, Costa Mesa, California ( “Bank”), a state-chartered bank that is a member of the Federal Reserve System, Bancorp, the Bank, and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on August 31, 2010, the boards of directors of Bancorp and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Raymond E. Dellerba to enter into this Agreement on behalf of Bancorp and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bancorp, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancorp, the Bank, and the Reserve Bank agree as follows:

Source of Strength

1.	The board of directors of Bancorp shall take appropriate steps to fully utilize Bancorp’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement, and any other supervisory action taken by the Bank’s federal or state regulator.

Board Oversight

2.	Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a)

The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s senior management and major operations and activities, including but not limited to, credit risk management, asset quality, capital, liquidity, earnings, and the residential loan program;

(b)	the responsibility of the board of directors to monitor management’s adherence to approved Bank policies and procedures, and to require management to document exceptions thereto;

(c)	measures to ensure management’s adherence to approved policies and procedures;

(d)	an assessment of the operation, risk management, controls, profitability, and future prospects of the residential loan program; and

(e)	a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s credit risk management, asset quality, capital, liquidity, earnings, and the residential loan program.

Credit Risk Management

3.	Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a)	Periodic review and revision of risk exposure limits to address changes in market conditions;

(b)	strategies to minimize credit losses and reduce the level of problem assets;

(c)	procedures to monitor, manage, and limit concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1); and

(d)	the identification of risks, mitigation measures, and internal controls for the residential mortgage program.

Credit Administration

4.	Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written credit administration program that shall, at a minimum, address, consider, and include enhancements to the internal loan grading system that will ensure timely and accurate identification of individual problem credits and recognition of losses.

Asset Improvement

5.

The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted jointly by the Reserve Bank and the California Department of Financial Institutions that commenced on February 22, 2010 (“Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

6. (a)	Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $3 million, including other real estate owned (“OREO”), that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b)	Within 30 days of the date that the Bank acquires OREO or that any additional loan or other asset in excess of $3 million becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank’s position on such loan or asset.

(c)	Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and a past due/non-accrual report.

Allowance for Loan and Lease Losses

7. (a)	Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank.

(b)	The Bank shall maintain a sound process for determining, documenting, and recording an adequate allowance for loan and lease losses (“ALLL”) in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).

(c)	Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

8. (a)	Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancorp, on a consolidated basis, and Bancorp and the Bank shall jointly submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the Bank, as a separate legal entity on a stand-alone basis. These plans shall, at a minimum, address, consider, and include:

(b)	Bancorp’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(c)	the Bank’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(d)	the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, projected retained earnings, and the results of the consolidated organization’s stress testing;

(e)	the source and timing of additional funds to fulfill the consolidated organization’s and the Bank’s future capital requirements; and

(f)	the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Bancorp serve as a source of strength to the Bank.

9.	Bancorp and the Bank shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, Bancorp and the Bank shall submit an acceptable written plan that details the steps Bancorp or the Bank, as appropriate, will take to increase Bancorp’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Liquidity and Funds Management

10.	Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.

Strategic Plan and Budget

11. (a)	Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank a strategic plan to improve the Bank’s earnings, and a budget for 2011. The written plan and budget shall include, but not be limited to:

(i)	identification of the major areas where, and the means by which, the board of directors will seek to improve the Bank’s operating performance;

(ii)	a realistic and comprehensive budget for 2011, including income statement and balance sheet projections; and

(iii)	a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)	A strategic plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Dividends

12. (a)	Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (“Director”).

(b)	Bancorp shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)	Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)	All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and loan loss reserve needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

13. (a)	Bancorp and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)	Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

14.	In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp and the Bank shall comply with the notice provisions of Section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

15.	Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of Section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

16. (a)	Within 10 days of this Agreement, the boards of directors of Bancorp and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Bancorp’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Bancorp or the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation 0 of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the board of directors of the Bank.

(b)	Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Programs

17. (a)	The Bank, and as applicable, Bancorp, shall submit written plans and a program to the Reserve Bank within the applicable time periods set forth in paragraphs 3, 4, 6(a), 6(b), 7(c), 8 and 10 of this Agreement.

(b)	Within 10 days of approval by the Reserve Bank, the Bank, and as applicable, Bancorp, shall adopt the approved plans and programs. Upon adoption, the Bank, and as applicable, Bancorp, shall promptly implement the approved plans and programs and thereafter fully comply with them.

(c)	During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

All communications regarding this Agreement shall be sent to:

18. (a)	Mr. Kevin Zerbe

Vice President

Banking Supervision & Regulation

Federal Reserve Bank of San Francisco

101 Market Street, Stop 101

San Francisco, California 94105

(b)	Mr. Raymond Dellerba

President and Chief Executive Officer

Pacific Mercantile Bancorp

Pacific Mercantile Bank

949 South Coast Highway, Third Floor

Costa Mesa, California 92626

Miscellaneous

19.	Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Agreement.

20.	The provisions of this Agreement shall be binding upon Bancorp, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

21	Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

22.	The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank or any of their current or former institution-affiliated parties and their successors and assigns.

23.	Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 31st day of August, 2010.

PACIFIC MERCANTILE BANCORP		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ RAYMOND E. DELLERBA	By:	/s/ KEVIN ZERBE
	Raymond E. Dellerba, President and Chief Executive Officer		Kevin Zerbe Vice President

PACIFIC MERCANTILE BANK

By:	/s/ RAYMOND E. DELLERBA
Raymond E. Dellerba, President and
Chief Executive Officer